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                                                              Exhibit 10.56(a)



                   LETTER AGREEMENT RELATING TO STOCK OPTIONS

         As of July 16, 1999, the undersigned (the "Executive") was granted an option (the "Republic Option") to purchase 1 shares of Common Stock of Republic Airways Holdings Inc. (formerly, Wexford III Corp. and hereinafter "Republic") on the same terms, conditions and requirements that are applicable to the Executive's option to purchase 20,000 shares of Common Stock of Chautauqua Airlines, Inc. ("CAI") at a price per share of $26.75 granted pursuant to the employment agreement between the Executive and CAI dated as of July 16, 1999 (the "Employment Agreement"), but subject to adjustment by the Board of Director of Republic, in its sole discretion, to reflect the assets and liabilities of Republic other than the Common Stock of CAI. This letter agreement modifies certain terms and conditions of the Republic Option and the CAI Option.

         1. In order to facilitate the anticipated initial public offering of the Common Stock of Republic (the "Republic IPO") and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive hereby agrees to irrevocably forego his right to exercise the CAI Option, in whole or in part, from and after the date hereof. The Executive further agrees and acknowledges that there is no assurance or guarantee that the Republic IPO shall occur and that the provisions of this
Section 1 shall apply even if the Republic IPO does not occur.

         2. Upon the Republic IPO, the Executive's rights under Section 3(b)(iv) and (v) of the Employment Agreement with respect to the Republic Option shall immediately terminate. The Executive shall not during the period commencing on the date of the final prospectus relating to the Republic IPO and ending on the date specified by Republic and the managing underwriter (but not to exceed one hundred eighty (180) days) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of Republic, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock of Republic. The lock-up provisions of this Section shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement.

         3. Upon the termination of the Executive's employment with CAI and its affiliates due to his death, Disability or Retirement (as such terms are defined in Republic's 2002 Equity Incentive Plan), the Executive (or, in the event of death, his beneficiary) shall continue to have the right to exercise the vested portions of the Republic Option, but only to the extent so vested immediately prior to such termination, during the one year period following the date of termination or, if earlier, until the expiration of the stated term of any such portion of the Republic Option as provided in the last sentence of Section 3(b) (i) of the Employment Agreement.

         4. Upon the termination of the Executive's employment with CAI and its affiliates for any reason not described in Section 3 above, the Executive shall continue to have the right to exercise the vested portions of the Republic Option, but only to the extent so vested at the time of such termination (after giving effect to any additional vesting rights the Executive may have under Section 3(c) of the Employment Agreement), during the thirty (30) day period (or, if the

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Executive is entitled to receive severance compensation pursuant to Section
3(c) of the Employment Agreement as a result of such termination, the one year period) following the date of termination or, if earlier, until the expiration of the stated term of any such portion of the Republic Option as provided in the last sentence of Section 3(b)(i) of the Employment Agreement.

Except as expressly modified hereby, the terms and conditions of the Republic Option (but not the CAI Option) shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of March __, 2002.

                                                  REPUBLIC AIRWAYS HOLDINGS INC.


                                                  By: /s/ Bryan K. Bedford
                                                     ---------------------------
                                                     Name:  Bryan K. Bedford
                                                     Title: President & CEO



                                                  WAYNE C. HELLER


                                                  /s/ Wayne C. Heller
                                                  ------------------------------







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